UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

CYTTA CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-139699	98-0505761
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

905 Ventura Way, Mill Valley, CA  94941

(Address of principal executive offices)

Registrant's Telephone Number, including area code: (415) 860-5192

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.03. Amendment to Articles of Incorporation

On June 19, 2009, the Board of Directors and a majority of the stockholders of Cytta Corp. (the “Corporation”) approved resolutions to amend the Articles of Incorporation of the Corporation (the “Amendment”) which Amendment was filed with the Secretary of State of the State of Nevada on July 1, 2009, to effect an increase in the number of authorized capital shares of the Corporation to 2,000,000,000 shares, of which 1,900,000,000 shares are designated as common stock, par value $0.00001 per share, and 100,000,000 shares are designated as preferred stock, par value $0.001 per share. The shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation or any committee thereof established by resolution of the Board of Directors pursuant to the Bylaws prior to the issuance of any shares thereof; each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, all in accordance with the laws of the State of Nevada.

The Amendment was approved by the holders of 55.3% of the issued and outstanding shares of the Corporation’s voting capital stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytta Corp.

Date: July 2, 2009	By:	/s/ Stephen Spalding
Stephen Spalding, President